Exhibit 10.1

Term Sheet re Transaction Expense Advance

Transaction:
SRKP 15, Inc., prior to the Reverse Merger referred to below, will directly fund certain fees and expenses on behalf of the Borrower in advance of and for the purpose of facilitating the Reverse Merger transaction.

Lender:	SRKP 15, Inc., a Delaware corporation (“SRKP 15”).
Borrower:	Baoqing Non-GM Organic Food Co. Ltd. (the “Company”).
Amount:	Up to $315,000, but in no event greater than the total Qualified Expenses actually incurred by the Company prior to the closing of the Reverse Merger transaction.
Qualified Expenses:
Qualified Expenses shall include (a) accounting and audit fees and expenses related to the auditing of the Company’s 2005, 2006 and 2007 financial statements, including the initial retainer and other billable amounts incurred by the Company until the closing of the Reverse Merger, (b) an accounting and consulting services retainer of up to $15,000, and (c) the initial retainers for the Company’s U.S. and PRC counsel. Except as specified above, Qualified Expenses shall not include fees or expenses related to ordinary bookkeeping, preparation of SEC filings, SEC review, legal fees unrelated to the Reverse Merger, or other similar matters.

Disbursement of Funds:	Qualified Expenses will be directly funded by SRKP 15 as incurred by the Company, according to the terms described herein.
Repayment Terms:
Funds disbursed under this facility will be promptly repayable to SRKP 15 (a) upon closing of the Reverse Merger, or (b) upon termination of the Reverse Merger transaction if such termination was due to the Company’s (i) failure to satisfy due diligence investigations of the placement agent or underwriter, (ii) failure to provide proper legal opinions necessary to close the Reverse Merger, or (iii) ineligibility to close the Reverse Merger for any other reason.

Funds disbursed under this facility shall not be repayable to SRKP 15 in the event that the Reverse Merger transaction is terminated due to failure or fault of the placement agent or underwriter.

Compensation:	SRKP 15 will retain three percent (3%) warrants in the Reverse Merger as compensation for the advance.
Reverse Merger:
Pursuant to the terms and conditions contained in a separate Share Exchange Agreement, the Company will merge with and become a wholly owned subsidiary of SRKP 15. Concurrent with the closing of the share exchange transaction, SRKP 15 will close a private placement of common stock. The concurrent share exchange and private placement transactions shall be defined as the “Reverse Merger” for purposes of this term sheet.

Share Exchange Agreement:
The terms and conditions of this Auditing Advance shall be incorporated into a binding Share Exchange Agreement, which must be executed by SRKP 15 and the Company prior to disbursement of funds under this facility.

AGREED AND SIGNED UPON January 22, 2008

By:	/s/ Mr. Long Zhao
Mr. Long Zhao
Director, Baoqing Non-GM Organic Food Co. Ltd.

By:	/s/ Mr. Richard Rappaport
Mr. Richard Rappaport
President, SRKP 15